May 14, 2018

Ms. Jill Jones
7502 Borden Road
Greenville, IN 47124

Dear Jill:

Thank you for your many years of service with Brown-Forman. As discussed, you will transition your duties as President, CCSA, IMEA, and GTR effective May 31, 2018, which will be your final day of employment. This letter outlines the ways in which the Company is offering to support you during this transition.

Attached are three sections that cover your existing benefits, the additional benefits being offered by Brown-Forman, and the subsequent agreement that must be executed to obtain these additional benefits. The items in Section 1 of this letter will be provided to you even if you choose not to sign the attached Release and Agreement in Section 3. If you decide to sign the Release and Agreement, please note you are agreeing to everything contained in both Sections 1 and 2 as outlined below.

Section 1 - General Information

This section describes your status and rights in various matters, and explains steps you may need to take. You do not have to sign the Release and Agreement to receive any of the benefits listed in Section 1.

Vacation
Because you are participating in the Flex Vacation policy, there will not be any payout for unused vacation.

Holiday Bonus
You will receive a pro-rata portion of current year holiday bonus for your period of employment from December 1st through your last day of employment. This payment will be paid in semi-monthly installments as part of the regular payroll cycle.

Employee Stock Purchase Plan
If you participate in the Employee Stock Purchase Plan, you can either (a) keep your account or (b) close your account and receive payment of your balance in cash or shares of stock. You will receive further information and election forms from Stockholder Relations, or you may contact them at 1-800-777-1636 ext. 7658.

Credit Union
You should contact the Brown-Forman Employees Credit Union at 1-800-777-1636 ext. 7636 regarding payment of your credit union account balance or any outstanding loans you may be holding.

Unemployment
You should contact your local Unemployment Compensation Office after your last day of employment to start any unemployment benefits to which you may be entitled. I can provide you with information on how to start this process.

Corporate Credit Card and Other Amounts Owed
Please complete any outstanding expense reports and make arrangements to reimburse any amounts owed the Company. You must take these actions whether or not you sign the Release and Agreement.

Employee Benefits
Following is a brief explanation of what happens to certain benefits when you leave Brown-Forman. You will receive additional information directly from the B-F Benefits Service Center as well. If you have any questions about these items, or if you need to change the address on file, please contact the Service Center at (833) 543-1905.

Medical, Vision and Dental Coverage Continuation. If you are enrolled in medical, dental, and/or vision coverages, those coverages end at the end of the month in which your employment ends. If you choose, you may continue coverage for up to 18 months for you and any covered dependents, at your expense, under a law known as COBRA. You will receive an “Election and Enrollment” form at your home address within 14 days of your separation.

PLEASE NOTE: COBRA information will come from Businessolver, Brown-Forman’s partner for administering COBRA. If you do not receive a COBRA packet within 14 days of your separation date, please contact the B-F Benefits Service Center at (833) 543-1905. You will have 60 days from the date of your COBRA package to enroll in COBRA benefits. Your premium bill will then be forwarded to you shortly after your COBRA election package is received by Businessolver. Coverage is not reinstated until your premium is received by Businessolver. Failure to pay the premium will result in your coverage not being continued. Reinstatement can take up to three weeks from the time Businessolver receives your premium. Once coverage is reinstated, it will be retroactive to your coverage end date so that no lapse in coverage will occur. If you have claims denied during this period, please request that your provider re-file once reinstatement has occurred.

COBRA/Medicare Note: If you become eligible for Medicare while on COBRA, your COBRA coverage(s) will end in accordance with the federal guidelines. For more information, go to www.Medicare.gov.

Flexible Spending Accounts (FSAs)
You may elect COBRA for your Health Care FSA if you have a positive balance in your account at the time of your separation (after deducting submitted expenses from contributions thus far from payroll). If you choose to continue the Health Care FSA benefit under COBRA, please note that the Discovery Benefits debit card will no longer be active after your separation date. You may request reimbursement for eligible FSA expenses by contacting Discovery Benefits at (833) 543-1905 or online at brownformanbenefits.com.  If you choose not to continue the Health Care FSA under COBRA, you have 60 days from your coverage end date to submit claims for reimbursement for eligible services incurred through your coverage end date.

If you elect COBRA for your Health Care FSA and continue that coverage through the end of the plan year, you have until March 1 following the end of the year to file claims for reimbursement for eligible services and items received or purchased up to December 31 of the plan year. Should you drop your COBRA coverage at any point prior to the end of the plan year, you have 60 days from the coverage term date to file for reimbursement for eligible services and items received or purchased prior to the date of the COBRA termination.

The Dependent Care FSA cannot be continued under COBRA. If you were participating in this program, you have 60 days from your coverage termination date to submit claims for reimbursement for services received through the coverage end date.

Keep copies of all receipts for services and/or items for which you receive reimbursement from either a Health Care or Dependent Care FSA with your tax records for as long as you retain those tax records (recommended seven years). Discovery Benefits, as required by the IRS, may request verification of expenses well after the end of the plan year. For questions regarding your FSA account(s), contact Discovery Benefits at (833) 543-1905.

B-F Live Well

You and your enrolled spouse have 30 days from the separation date to redeem any PulseCash that was earned prior to your departure.

Group Life Insurance
All life insurance benefits end on the last day of employment. These include Company-paid life insurance plus any additional life insurance coverage for yourself, your spouse, or dependent child(ren) that you have elected. The plan allows you, in most cases, to continue life coverage under an individual conversion policy, which is a whole life policy with The Hartford. The plan also allows you, in most cases, to “port” your coverage, that is, to continue coverage under a group term life policy with The Hartford. To apply for conversion or portability coverage, you must apply within 31 days from your separation date by calling The Hartford at 1-877-320-0484.

Short-Term and Long-Term Disability
Coverage for any future disability ends upon your separation and cannot be converted to a private policy.

401(k) Savings Plan
You are entitled to a rollover or distribution of your vested account balance in the 401(k) plan. Generally, all outstanding contributions are credited to your account within a few weeks of your separation date. Wells Fargo will provide you with distribution information soon after your separation date. You can provide distribution direction to Wells Fargo by logging on to your account at www.wellsfargo.com or contacting Wells Fargo at 1-800-728-3123.

Please note: Wells Fargo is required by law to withhold 20% of any cash distribution. To avoid this 20% withholding, you will need to instruct Wells Fargo to roll the funds directly into some form of Individual Retirement Account or another employer's plan. If you have an outstanding loan at the time of separation, you are responsible for making the monthly payments directly to Wells Fargo. Wells Fargo will send you instructions on how to submit payments. If you do not receive this within 30 days of your separation date, contact Wells Fargo at 1-800-728-3123.

Executive Savings Plan (Nonqualified Deferred Compensation Plan)
You will be contacted within four weeks of your separation date with specific information concerning the payment of this benefit. If you do not receive information within four weeks of your separation, please contact Prudential at (800) 824-0040. Please note, if you enrolled in the Plan for the current calendar year and made an election for a portion of your STIP or LTIP to be deferred, by law, this deferral must still be made into the Plan even though your employment will end prior to the actual payment of these bonuses.

Pension and SERP
As a vested participant in the Brown-Forman Salaried Pension Plan and Supplemental Executive Retirement Plan (SERP), the Brown-Forman Pension Center will send you detailed information approximately eight weeks after your separation date indicating the payment options available to you. If you have questions regarding your pension and SERP information, please contact the Brown-Forman Pension Center at 1-877-775-1477 or Donna Wimbec at 774-7306

Health Savings Account (HSA)
If you participated in an HSA medical plan and have an HSA with HealthEquity(HE), you are entitled to your HSA balance and any Employer and Employee contributions deposited into your account up to your separation date.

Your account will remain with HE and you can contact HE at 1-866-346-5800 for additional information regarding your account.

Employee Assistance Program (EAP)
These completely confidential services are provided by the Company through Optum for 30 days after your separation. Continuation of this benefit is also available under COBRA for 18 months at a minimal cost;

however, you must elect it on the COBRA continuation form to be entitled to the benefit. Optum may be reached at 1-866-374-6061.

Section 2 - Additional Benefits

This section lists the additional services and financial assistance that the Company is offering you in return for your signing and fully complying with the Release and Agreement in Section 3 of this letter.
Transition Payment

After your last day of employment, you will have 12 months of transition payments. These payments, less required withholdings, will be automatically deposited to your bank account through the normal semi-monthly payroll process.  The total payment will be Six Hundred Fifty-Six Thousand, One Hundred Eighty-five dollars ($656,185.00), which includes base salary, a pro-rated holiday bonus, a 12-month COBRA subsidy and a lump sum to assist you with transportation costs.  In arriving at the amount of your transition pay the following was calculated:

Cash Compensation	Annualized	Monthly
Base Pay	$590,000.00	$49,166.66
Pro-rated Holiday Bonus	$24, 603.00	$2,050.25
Medical Premium Subsidy Value of Car (lump sum)	$9,600.00 $31,982.00	$800.00
Monthly Compensation		$52, 016.91
Months of Transition Pay		12
Total Transition Pay	$656, 185.00

Short-Term Incentive
The Company will pay you your actual short-term cash incentive for F’18. This amount will be paid in the standard payroll cycle with all other applicable F’18 Short-Term Incentive payments and will be based on a target amount of Four-Hundred Forty Thousand dollars ($440,000), subject to adjustments based on actual performance for F’18. In addition, the Company will pay you a pro-rated amount of your F’19 bonus target based on the number of months worked in F’19, rounded to the nearest whole month, and resulting in an additional payment of Thirty-Six Thousand, Six-Hundred Sixty Seven dollars ($36,667) and paid following F’19 at the same time as to active employees.

Long-Term Incentives
The Company will pay you your long-term incentives issued in F’18 and prior years, based on the timing and performance metrics outlined in each respective grant agreement and governed under our 2013 Omnibus Plan. Your F’19 long-term incentive will be pro-rated based on the number of months worked during F’19 and provided in the form of a long-term cash incentive. Treatment of each of these items will be as follows:

Long-term Cash Incentives (LTC) - All outstanding Long-Term Cash incentives issued in F’18 and prior years will be adjusted for actual company performance and be paid at the same time and in the same manner as active participants. In addition, the Company will pay you a pro-rated amount of your F’19 long-term incentive in the form of a LTC bonus target, based on the number of months worked in F’19, rounded to the nearest whole month, and resulting in an additional payment of Seventy Thousand dollars ($70,000). This amount will be adjusted for actual company performance and paid at the same time and in the same manner as active participants following F’21.

Outstanding Stock-Settled Appreciation Rights (SSARs) - these will vest as indicated in the award agreements, and continue in force until the earlier of (a) twelve months following the date of termination or (b) twelve months following the first date of exercise.

Vested Stock-Settled Appreciation Rights (SSARs) - these will continue in force until the earlier of (a) twelve months following the date of termination or (b) the expiration date.

Outstanding Performance-Based Restricted Stock or Stock Units (PBRS or PBRSU) - Outstanding PBRS or PBRSU grants will vest without pro-ration, be adjusted for actual company performance, and become payable on the date indicated in the applicable award agreements.

A summary of the long term awards impacted, and their estimated value based on the above parameters is included in the long-term award summary separate to The Agreement. Please note that the values reflected are indicative of the variables noted and actual value will be contingent on the above performance and time implications, as well as the market value of applicable awards.

Outplacement Services
Outplacement services will be provided to help you as you plan the next steps in your career. The Company will cover the cost of executive outplacement services at a total cost not to exceed Fifty Thousand dollars ($50,000). Amounts payable under this benefit will be paid directly to the outplacement agency selected. These invoices must be submitted to the Company for payment within nine months of the date of this Release and Agreement in order for them to be paid.

Health Insurance and COBRA
The Company will pay for its portion of your health and dental coverage for twelve (12) months, in the form of a payment of Nine-Thousand Six-Hundred dollars ($9,600) as noted above under the Transition Payment, meant to cover your cost under COBRA. In the event that you elect to continue coverage beyond this period, you will be responsible for any additional cost to ensure coverage is uninterrupted.

Company Vehicle
You may use your company vehicle through your last day of employment. You will be contacted by our fleet department with instructions if you wish to purchase your vehicle.

Technology
You can retain your iPhone, iPad, and personal computer. All will need to have BF-related information removed prior to your departure and an IT resource can be provided to assist with this process.

Questions
If you have any questions about this letter or the Release and Agreement, please contact Kirsten Hawley, at 502-774-7212.

If you choose to sign the Release and Agreement, please return one complete copy of the letter with the Release and Agreement to Kirsten Hawley, at 850 Dixie Highway, Louisville, KY 40210.

Sincerely,

/s/ Kirsten Hawley

Kirsten Hawley
Chief Human Resources Officer
Brown-Forman Corporation

Section 3 - Release and Agreement
1. GENERAL
(a) PURPOSE. I understand that I am entitled to the compensation and benefits described in Section 1 above (General Information), even if I do not sign this Section 3 Release and Agreement. I further understand that the Additional Benefits described in Section 2 above are being offered by the Company to me conditioned upon and as consideration for my signing and fully complying with all aspects of this Section 3 Release and Agreement, and that I am not otherwise eligible for these Additional Benefits.
(b) ENCOURAGEMENT TO CONSULT WITH ATTORNEY. I acknowledge that this Release and Agreement is a binding legal document and that the Company advises me to consult with an attorney before signing this Release and Agreement.
(c) REVIEW AND CONSIDERATION PERIOD. I acknowledge that I have been given at least 21 days to review and consider this Release and Agreement and have had the opportunity to use as much of that time as I wish before signing it.
I wish to accept the Additional Benefits described in Section 2 of this letter and in exchange agree as follows:
2. RELEASE AND COVENANT NOT TO SUE. I hereby release, to the extent permitted by law, the Company and all of its divisions, subsidiaries, affiliates, employees, officers, directors, successors and assigns (hereinafter "the Company') from all claims, actions, causes of action, direct or derivative suits, demands, grievances, promises, rights, warranties, debts, judgments, obligations, liabilities, damages, losses, costs and expenses of every kind and nature, known or unknown, suspected or unsuspected, foreseen or unforeseen, which I may have or claim to have against the Company except as noted in Paragraph 2(d) below.
(a) This release includes but is not limited to all claims that I may have for discrimination on the basis of religion, national origin, race, sex, disability, age (including all claims under the Age Discrimination in Employment Act of 1967 as amended (ADEA)), and all other protected classifications under any other federal, state or local laws or regulations, except as noted in Paragraph 2(d) below. I also release, to the extent permitted by law, and except as noted in Paragraph 2(d) below, any and all common law and statutory claims, including but not limited to, contract, tort, or wrongful discharge claims.
(b) Except as provided in Paragraph 2(d) below and to the extent permitted by law, I agree never to file any lawsuit, complaint, proceeding, grievance or action of any sort arising from my employment or the termination of my employment with the Company prior to the Effective Date of this Agreement as set forth in Paragraph 4(a) below. If I violate this promise by suing the Company, then I agree that I will forfeit any outstanding payments or benefits due under Section 2 of this letter and will repay to the Company any amounts and benefits already paid or provided pursuant to Section 2 of this letter.
(c) This Release and Covenant Not to Sue covers both known and unknown claims that may exist prior to the Effective Date of this Agreement, as set forth in Paragraph 4(a) below.
(d) This Release and Covenant Not to Sue does NOT cover:

(i)	any rights or claims arising after the Effective Date of this Release and Agreement; or

(ii)
my right to communicate with, file a charge with, or participate in an investigation conducted by any federal, state, or local government agency or law enforcement entity, or to bring an action under Equal Employment Opportunity Commission ("EEOC")-enforced statutes with respect to rights that I cannot be required to waive; or

(iii)	my rights to commence an action or proceeding to enforce this Release and Agreement or to file a suit challenging its validity under the ADEA; or

(iv)	any rights or claims I may have for benefits under the provisions of any pension benefit plan maintained by the Company and which is applicable to me; or

(v)
any rights which I may have under the existing or then-current indemnification provision in the Company’s Articles, Bylaws, or any employee benefit plan with which I worked at the Company’s request, or any such provisions applying to employees generally, for any actions or claims against me arising out of my tenure as an officer and employee of the Company; or

(vi)	any rights preserved by or created under this Agreement and/or the law.
(e) I agree that I will not file any claim or suit against the Company for any reason without first engaging in discussions with a designated Company representative in a good faith effort to resolve the dispute. Any such claim or suit shall be filed in the state or federal courts located in Jefferson County, Kentucky. In any claim or suit that I file, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs.
3. AGREEMENTS.
(a) MUTUAL NON-DISPARAGEMENT. I will not make any statements (whether orally or in writing) which are intended to be derogatory or damaging to the Company, its business, the business reputation, practices, or conduct of its Board of Directors, or any of the Company’s assets, businesses, or relations with customers, suppliers, or consumers. The Company’s Directors and the Executive Leadership Team in office as of the Effective Date shall also not make any statements (whether orally or in writing) which are intended to be derogatory or damaging to me. This paragraph shall not restrict my ability or the ability of the Company to (i) respond to any inquiry from applicable regulatory or other authorities or to provide information pursuant to legal process, court order, subpoena, or other effective directive by a court, administrative agency, arbitration panel, or legislative body, or pursuant to law, rule, regulation, or other requirement; (ii) enforce this Agreement; (iii) discuss any person or the Company generally with legal counsel in a context in which it reasonably is expected that the attorney will maintain as confidential under the attorney-client privilege; or (iv) communicate with, or participate in an investigation conducted by, the EEOC or any other federal, state, or local government agency or law enforcement entity. Further, this paragraph shall not require me to affirmatively take actions to enhance or support the Company or other stakeholders.
(b) CONFIDENTIALITY. I acknowledge and reaffirm my ongoing legal and professional obligations to maintain confidential and not use or disclose to any other person or entity other than as permitted or required by law any trade secrets or other non-public, confidential information belonging to the Company. Confidential information includes all non-public: manufacturing, marketing and strategic information and data; costs and pricing structures; financial and accounting data; information regarding customers and suppliers; trade secrets and trademarks; information regarding the Board of Directors’ Committees and their activities; information regarding the shareholders’ shareholdings and relationships with the Company; and legal and/or regulatory information. Nothing in this Agreement shall prohibit or restrict me (or my attorney) from responding to any inquiry, or providing testimony, about the Company’s confidential or proprietary information by or before any federal or state administrative or regulatory agency or authority, including pursuant to legal process, court order, subpoena, or other effective directive by a court, administrative agency, arbitration panel, or legislative body, or pursuant to law, rule, regulation, or other requirement, or in connection with any communication with, or participation in an investigation conducted by, the EEOC or any other federal, state, or local government agency or law enforcement entity.
(c) NON-COMPETITION. I agree, for a period of twelve (12) months following May 31, 2018, not to accept employment with or serve as a Board member of, or consultant to, or have any other advisory or ownership relationship with (other than as an owner of less than one percent of its stock or as a consumer of its products) any spirits Supplier (“Supplier” being defined as any U.S. or non-U.S. spirits producer, manufacturer, brand owner, primary brand marketer, or importer). Notwithstanding the foregoing, the Company agrees and acknowledges that this non-competition provision does not prohibit my employment with, consultancy to, or ownership of (i) any company whose primary business is as a beverage alcohol distributor in the U.S., even if such distributor owns brands and/or is also licensed as a spirits supplier or importer; or (ii) any Supplier whose annual volume is less than 200,000 cases, except Suppliers of bourbon whiskey or Tennessee whiskey.
(d) PROSPECTIVE EMPLOYMENT. I and the Company agree that all third party inquiries regarding my employment at Brown Forman, including, but not limited to, all inquiries from prospective employers, shall be referred to the Company’s Human Resources Department and shall be handled pursuant to (i) what is the current Company policy, which policy provides that such inquiries shall be responded to with only the following information: my dates of employment; the positions held during my employment with the Company; and if requested by the party making the inquiry, confirmation of my final compensation package or (ii) by a letter of recommendation from Paul Varga when I have so requested to the company’s Chief Human Resources Officer. The Company has also agreed to provide me an executed copy of a Letter of Introduction which I may use as I see fit. In addition, the Company will fund executive outplacement services at a total cost not to exceed Fifty Thousand Dollars ($50,000.00), which Fifty Thousand Dollars ($50,000) will be paid directly to the outplacement agency I select upon presentation to the Company of an invoice. Such invoice must be submitted to the Company for payment within nine months of the date of this Release and Agreement.
(e) UNEMPLOYMENT CLAIM. The Company agrees not to contest any claim that I may make for unemployment compensation benefits.

(f) INDEMNIFICATION. As of the execution date of this Release and Agreement, the Company confirms that it has no intent to assert any legal cause of action against me. Moreover, the Company agrees to indemnify and hold me harmless to the fullest extent permitted by applicable law and/or, at a minimum, the organizational documents and policies of the Company, including all policies allowing the advancement of reasonable and documented attorneys’ fees and expenses and all policies concerning amounts paid in settlement, for my actions or inactions in accordance with my performance of duties as an officer, employee, or agent of the Company or as a fiduciary of any benefit plan of the Company. The Company also agrees to provide me with directors’ and officers’ liability insurance coverage after my employment with regard to matters occurring during my employment with the Company, which coverage will be at a level at least equal to the greatest level afforded other current officers of the Company.
(g) COOPERATION. I agree to (i) cooperate with reasonable requests made to me by the Company to provide information and to respond to questions related to matters that occurred while I was employed by the Company and of which I have knowledge; and (ii) at the Company’s request, participate in any proceeding or litigation before any arbitral, administrative, judicial, legislative, or other body or agency related to such matters. My agreement to cooperate or participate in this regard, however, is premised upon being compensated for reasonable attorneys’ fees and expenses, including but not limited to, reasonable fees and expenses of any lawyer I choose to retain in connection with, as well as reasonable travel, lodging, and meal expenses incurred by me in, performing all acts and executing and delivering any documents that may be reasonably necessary to carry out the provisions of this paragraph.

4. OTHER MATTERS
(a) RIGHT TO REVOKE. I understand that I may revoke this Release and Agreement within seven (7) days after I sign it by delivering or sending a written notice of revocation to Kirsten Hawley, SVP Chief HR Officer (with a copy to the General Counsel) at 850 Dixie Highway, Louisville, KY 40210, by no later than the close of business on the seventh day after I sign this Release and Agreement. I understand that if I revoke this Release and Agreement, it shall not be effective or enforceable, and I will not receive the Additional Benefits described in Section 2 of this letter. I also understand that if I sign this Release and Agreement, Additional Benefits will not be paid until this revocation period expires. This Release and Agreement becomes effective on the eighth day after it is signed by me and not revoked ("the Effective Date"). To the extent that the end of the revocation period or the Effective Date fall on a Saturday, Sunday or holiday, the date will be considered the next business day.
(b) ENTIRE AGREEMENT. I agree that this is the entire agreement between me and the Company, that the Company has not made any promises to me other than in this letter, and that no changes may be made to this agreement unless in writing and signed by me and the Company.
(c) SEVERABILITY; GOVERNING LAW; VENUE. I agree that if any part of this Release and Agreement is found to be illegal or unenforceable, the rest of the Release and Agreement will nevertheless be enforceable. This Release and Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without giving effect to the principles of conflict of laws; all disputes arising under or relating to this Agreement, or its breach, shall be decided in the state or federal courts located in Jefferson County, Kentucky, except that the Company may seek enforcement of any of the covenants or commitments contained herein in any jurisdiction where it is necessary in its judgment to do so. In the event I fail to comply with any of the commitments set forth in this Release and Agreement, the Company may seek to terminate this agreement and recover the Additional Benefits provided to me.

I ACKNOWLEDGE AND AFFIRM THAT I HAVE CAREFULLY READ THIS RELEASE AND AGREEMENT. I UNDERSTAND IT AND HAVE NO QUESTIONS ABOUT WHAT IT MEANS. I HAVE NOT BEEN FORCED OR INTIMIDATED IN ANY WAY TO SIGN IT, AND I AM KNOWINGLY AND VOLUNTARILY ENTERING INTO IT.

/s/ Jill A. Jones__________________
Signed

5/14/18________________________
Dated

IMPORTANT!
Your health care benefits stop at separation and must be activated under COBRA or under Retiree Medical (if eligible) before any claims can be considered. The Retiree Medical information below applies to the pre-65 B-F Retiree Medical plan. If you (or your spouse/partner) are Medicare Eligible (typically age 65 or older), please contact Lindsay Gabbard regarding your post-65 Retiree Medical coverage information.

Insurance terminates at midnight on your separation date.
ò
Receive COBRA letter from Businessolver within 21 days of your separation date. If eligible for Retiree Medical (RM), you’ll receive a RM enrollment worksheet within 2 weeks of your separation date.
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If COBRA form or RM form is NOT signed and returned, You have NO coverage.	ï
If health coverage is to continue, you must sign and return COBRA Enrollment form to Businessolver within the time frame provided in Businessolver ‘s’ letter. If eligible for RM, complete the RM enrollment through the Benefits Service Center within 31 days of your separation from the Company instead of electing COBRA for Medical & Rx coverage.
ð
COBRA Enrollment Form signed and returned to Businessolver or RM election made with the Benefits Service Center. You will receive monthly invoices from Businessolver for COBRA and/or RM. Note: RM is for Medical and Rx only. Vision & Dental can only be continued under COBRA.

				÷		ø
☒			AND			AND
			ò				ò
Transition Letter Release and Agreement is NOT signed and returned, you will not receive the Medical Premium Subsidy shown in Schedule 2
Transition Letter Release and Agreement is signed & returned to HR Generalist. Company will provide you with a Medical Premium Subsidy for the period stated in letter. You are responsible for paying the full COBRA/RM premium. The subsidy amount will be provided within your monthly transition amount.

			ò				ò
		COBRA/RM coverage activated retroactive to separation date. (May take 3 weeks after premium payment from you is received by Businessolver)			ð	COBRA/RM coverage activated retroactive to separation date. (May take 3 weeks after premium payment from you is received by Businessolver)
ò
For expenses prior to activation, call customer service number on back of your insurance card for reimbursement.